Exhibit 10.2.2

FIRST AMENDMENT TO

FOURTH AMENDED AND RESTATED WAREHOUSING

CREDIT AND SECURITY AGREEMENT

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED WAREHOUSING CREDIT AND SECURITY AGREEMENT (this “Amendment”) dated as of January 24, 2005, between COMMERCIAL CAPITAL MORTGAGE, INC., a Delaware corporation (“Borrower”) and RESIDENTIAL FUNDING CORPORATION, a Delaware corporation (“Lender”).

A.	Borrower and Lender have entered into a revolving mortgage warehousing facility with a present Warehousing Commitment Amount of $100,000,000, which is evidenced by a Warehousing Promissory Note dated August 1, 2004 and a Sublimit Promissory Note dated August 1, 2004 (the “Notes”), and by a Fourth Amended and Restated Warehousing Credit and Security Agreement dated as of August 1, 2004 (as the same may have been and may be amended or supplemented, the “Agreement”).

B.	Borrower has requested that Lender permanently decrease the Warehousing Commitment Amount and amend certain other terms of the Agreement, and Lender has agreed to such decrease and those certain other amendments, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, the parties to this Amendment agree as follows:

1.	Subject to Borrower’s satisfaction of the conditions set forth in Section 8, the effective date of this Amendment is February 1, 2005 (“Effective Date”).

2.	Unless otherwise defined in this Amendment, all capitalized terms have the meanings given to those terms in the Agreement. Defined terms may be used in the singular or the plural, as the context requires. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.” References to Sections and Exhibits are to Sections and Exhibits of this Amendment unless otherwise expressly provided.

3.	Article 8 of the Agreement is amended and restated in its entirety as set forth in Article 8 attached to this Amendment. All references in the Agreement and other Loan Documents to Article 8 (including each and every Section in Article 8) are deemed to refer to the new Article 8.

4.	Article 12 of the Agreement is amended and restated in its entirety as set forth in Article 12 attached to this Amendment. All references in the Agreement and other Loan Documents to Article 12 (including each and every Section in Article 12) are deemed to refer to the new Article 12.

5.	Exhibit E to the Agreement is amended and restated in its entirety as set forth in Exhibit E to this Amendment. All references in the Agreement and the other Loan Documents to Exhibit E are deemed to refer to the new Exhibit E.

6.	Exhibit H to the Agreement is amended and restated in its entirety as set forth in Exhibit H to this Amendment. All references in the Agreement and the other Loan Documents to Exhibit H are deemed to refer to the new Exhibit H.

7.	Exhibit I to the Agreement is amended and restated in its entirety as set forth in Exhibit I to this Amendment. All references in the Agreement and the other Loan Documents to Exhibit I are deemed to refer to the new Exhibit I.

8.	Borrower must deliver to Lender (a) two executed copies of this Amendment and (b) a document production fee.

9.	Borrower represents, warrants and agrees that (a) there exists no Default or Event of Default under the Loan Documents, (b) the Loan Documents continue to be the legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with their terms, as modified by this Amendment, (c) Lender is not in default under any of the Loan Documents and Borrower has no offset or defense to its performance or obligations under any of the Loan Documents, (d) except for changes permitted by the terms of the Agreement, Borrower’s representations and warranties contained in the Loan Documents are true, accurate and complete in all respects as of the Effective Date and (e) there has been no material adverse change in Borrower’s financial condition from the date of the Agreement to the Effective Date.

10.	Except as expressly modified, the Agreement is unchanged and remains in full force and effect, and Borrower ratifies and reaffirms all of its obligations under the Agreement and the other Loan Documents.

11.	This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, Borrower and Lender have caused this Amendment to be duly executed on their behalf by their duly authorized officers as of the day and year above written.

COMMERCIAL CAPITAL MORTGAGE, INC., a Delaware corporation

By:	/s/ Stephen H. Gordon
Its:	Chairman of the Board and Chief Executive Officer

RESIDENTIAL FUNDING CORPORATION, a Delaware corporation

By:	/s/
Its:	Director

8.	NEGATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, Borrower must not, either directly or indirectly, without the prior written consent of Lender:

8.1.	Contingent Liabilities

Assume, guarantee, endorse or otherwise become contingently liable for the obligation of any Person except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and except for obligations arising in connection with the sale of Mortgage Loans with recourse in the ordinary course of Borrower’s business.

8.2.	Pledge of Servicing Contracts

Pledge or grant a security interest in any existing or future Servicing Contracts of Borrower other than to Lender or omit to take any action required to keep all of Borrower’s Servicing Contracts in full force and effect.

8.3.	Restrictions on Fundamental Changes

8.3 (a)	Consolidate, merge or enter into any analogous reorganization or transaction with any Person.

8.3 (b)	Amend or otherwise modify Borrower’s articles of incorporation or by-laws.

8.3 (c)	Liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

8.3 (d)	Cease actively to engage in the business of originating or acquiring Mortgage Loans or make any other material change in the nature or scope of the business in which Borrower engages as of the date of this Agreement.

8.3 (e)	Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of Borrower’s business or assets, whether now owned or acquired after the Closing Date, other than, in the ordinary course of business and to the extent not otherwise prohibited by this Agreement, sales of (1) Mortgage Loans, (2) Mortgage-backed Securities and (3) Servicing Contracts.

8.3 (f)	Acquire by purchase or in any other transaction all or substantially all of the business or property of, or stock or other ownership interests of, any Person.

8.3 (g)	Permit any Subsidiary of Borrower to do or take any of the foregoing actions.

8.4.	Subsidiaries

Form or acquire, or permit any Subsidiary of Borrower to form or acquire, any Person that would thereby become a Subsidiary.

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8.5.	Deferral of Subordinated Debt

Pay any Subordinated Debt of Borrower in advance of its stated maturity or, after a Default or Event of Default under this Agreement has occurred, make any payment of any kind on any Subordinated Debt of Borrower until all of the Obligations have been paid and performed in full and any applicable preference period has expired.

8.6.	Accounting Changes

Make, or permit any Subsidiary of Borrower to make, any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary of Borrower.

8.7.	Leverage Ratio

Permit Borrower’s Leverage Ratio at any time to exceed 25 to 1.

8.8.	Minimum Tangible Net Worth

Permit Borrower’s Tangible Net Worth at any time to be less than $3,000,000.

8.9.	Liquidity Ratio

Permit Borrower’s Liquidity Ratio at any time to be less than 30%.

8.10.	Distributions to Shareholders

Declare or pay any dividends or otherwise declare or make any distribution to Borrower’s shareholders (including any purchase or redemption of stock) unless (a) both before and after giving effect thereto, no Default or Event of Default will exist, and (b) if the sum of such dividends and distributions and any management fees paid to or on behalf of any Affiliates would not reduce Borrower’s Tangible Net Worth to be less than $3,000,000.

8.11.	Transactions with Affiliates

Directly or indirectly (a) make any loan, advance, extension of credit or capital contribution in excess of $400,000 in any fiscal year to any of Borrower’s Affiliates, (b) sell, transfer, pledge or assign any of its assets to or on behalf of those Affiliates, except for sales of Mortgage Loans to Parent and its Subsidiaries, (c) merge or consolidate with or purchase or acquire assets from those Affiliates, other than Mortgage Loan applications originated by those Affiliates, or (d) pay management fees, as long as Borrower’s Tangible Net Worth is equal to or exceeds $3,000,000.

8.12.	Recourse Servicing Contracts

Acquire or enter into Servicing Contracts under which Borrower must repurchase or indemnify the holder of the Mortgage Loans as a result of defaults on the Mortgage Loans at any time during the term of those Mortgage Loans.

End of Article 8

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12.	DEFINITIONS

12.1.	Defined Terms

Capitalized terms defined below or elsewhere in this Agreement have the following meanings or, as applicable, the meanings given to those terms in Exhibits to this Agreement:

“Accrual Basis” has the meaning set forth in Section 3.1(c).

“Advance Rate” means, with respect to any Eligible Loan, the Advance Rate set forth in Exhibit H for that type of Eligible Loan.

“Affiliate” means, when used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 5% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 5% or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. For these purposes, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Agency Security” means a Mortgage-backed Security issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.

“Agreement” means this Fourth Amended and Restated Warehousing Credit and Security Agreement, either as originally executed or as it may be amended, restated, renewed or replaced.

“Appraised Property Value” means with respect to an interest in real property, the then current fair market value of the real property and any improvements on it as of recent date determined in accordance with Title XI of FIRREA by a qualified appraiser who is a member of the American Institute of Real Estate Appraisers or other group of professional appraisers.

“Approved Custodian” means a pool custodian or other Person that Lender deems acceptable, in its sole discretion, to hold Mortgage Loans for inclusion in a Mortgage Pool or to hold Mortgage Loans as agent for an Investor that has issued a Purchase Commitment for those Mortgage Loans.

“Audited Statement Date” means the date of Borrower’s most recent audited financial statements (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) delivered to Lender under the Existing Agreement or this Agreement.

“Bank One” means Bank One, National Association, or any successor bank.

“Bank One Prime Rate” means, as of any date of determination, the highest prime rate quoted by Bank One and most recently published by Bloomberg L.P. If the prime rate for Bank One is not quoted or published for any period, then during that period the term “Bank One Prime Rate” means the highest prime rate published in the most recent edition of The Wall Street Journal in its regular column entitled “Money Rates.”

“Borrower” has the meaning set forth in the first paragraph of this Agreement.

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“Bridge Loan Approval Request” has the meaning set forth in Section 2.2.

“Bridge Mortgage Loan” has the meaning set forth in Exhibit H.

“Business Day” means any day other than Saturday, Sunday or any other day on which national banking associations are closed for business.

“Calendar Quarter” means the 3 month period beginning on each January 1, April 1, July 1 or October 1.

“Cash Collateral Account” means a demand deposit account maintained at the Funding Bank in Lender’s name and designated for receipt of the proceeds of the sale or other disposition of Collateral.

“Closing Date” has the meaning set forth in the Recitals to this Agreement.

“Collateral” has the meaning set forth in Section 4.1.

“Collateral Documents” means, with respect to each Mortgage Loan, (a) the Mortgage Note, the Mortgage and all other documents including, if applicable, any Security Agreement, executed in connection with or relating to the Mortgage Loan; (b) as applicable, the original lender’s ALTA Policy of Title Insurance or its equivalent, documents evidencing the FHA Commitment to Insure, or private mortgage insurance, the appraisal, the environmental assessment, the engineering report, certificates of casualty or hazard insurance, credit information on the maker of the Mortgage Note; (c) any other document listed in Exhibit B; and (d) any other document that is customarily desired for inspection or transfer incidental to the purchase of any Mortgage Note by an Investor or that is customarily executed by the seller of a Mortgage Note to an Investor.

“Commercial Mortgage Loan” has the meaning set forth in Exhibit H.

“Commercial Property” means an improved, income-producing commercial real property that is not a Multifamily Property or Health Care Facility.

“Committed Purchase Price” means for an Eligible Loan (a) the dollar price as set forth in the Purchase Commitment or, if the price is not expressed in dollars, the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in the Purchase Commitment for the Eligible Loan, or (b) if the Eligible Loan is to be used to back an Agency Security, an amount equal to the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in the Purchase Commitment for the Agency Security.

“Compliance Certificate” means a certificate executed on behalf of Borrower by its chief financial officer or its treasurer or by another officer approved by Lender, substantially in the form of Exhibit E.

“Credit Underwriting Documents” means the items set forth in Section I of Exhibit A-BR.

“Daily Outstanding Balances” has the meaning set forth in Section 3.5.

“Debt” means (a) all indebtedness or other obligations of a Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) that, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person on the date of determination, plus (b) all indebtedness or other obligations of that Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services. For purposes of calculating a Person’s Debt,

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Subordinated Debt due more than 6 months after the Warehousing Maturity Date may be excluded from that Person’s indebtedness.

“Default” means the occurrence of any event or existence of any condition that, but for the giving of Notice or the lapse of time, would constitute an Event of Default.

“Default Rate” means, for any Warehousing Advance, the Interest Rate applicable to that Warehousing Advance plus 4% per annum. If no Interest Rate is applicable to a Warehousing Advance, “Default Rate” means, for that Warehousing Advance, the highest Interest Rate then applicable to any outstanding Warehousing Advance plus 4% per annum.

“Depository Benefit” means the compensation received by Lender, directly or indirectly, as a result of Borrower’s maintenance of Eligible Balances with a Designated Bank.

“Designated Bank” means any bank designated by Lender as a Designated Bank, but only for as long as Lender has an agreement under which Lender receives Depository Benefits from that bank.

“Designated Bank Charges” means any fees, interest or other charges that would otherwise be payable to a Designated Bank in connection with Eligible Balances maintained at the Designated Bank, including deposit insurance premiums, service charges and any other charges that may be imposed by governmental authorities from time to time.

“Earnings Allowance” has the meaning set forth in Section 3.1(b).

“Earnings Credit” has the meaning set forth in Section 3.1(b).

“Eligible Balances” means all funds of or maintained by Borrower (and, if applicable, Borrower’s Subsidiaries) in demand deposit or time deposit accounts at a Designated Bank, minus balances to support float, reserve requirements and any other reductions that may be imposed by governmental authorities from time to time.

“Eligible Loan” means a Mortgage Loan that satisfies the conditions and requirements set forth in Exhibit H.

“Eligible Mortgage Pool” means a Mortgage Pool for which (a) an Approved Custodian has issued its initial certification, (b) there exists a Purchase Commitment covering the Agency Security to be issued on the basis of that certification and (c) the Agency Security will be delivered to Lender.

“Equity Interests” means all shares, interests, participations or other equivalents, however, designated, of or in a Person (other than a natural person), whether or not voting, including common stock, membership interests, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which Borrower is a member and that is treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the conditions or events set forth in Section 10.1.

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“Excess Usage Day” has the meaning set forth in Section 3.5.

“Excess Usage Fee” has the meaning set forth in Section 3.5.

“Exchange Act” means the Securities Exchange Act of 1934 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Exhibit A” means Exhibit A and Exhibit A-BR, as applicable to the type of Eligible Loan against which a Warehousing Advance is to be made.

“Exhibit B” means Exhibit B and Exhibit B-BR, as applicable to the type of Eligible Loan against which a Warehousing Advance is to be made.

“Existing Agreement” means the Third Amended and Restated Warehousing Credit and Security Agreement dated as of June 30, 2003, as amended, between Borrower and Lender.

“Facility Fee” has the meaning set forth in Section 3.7.

“Fair Market Value” means, at any time for an Eligible Loan or a related Agency Security (if the Eligible Loan is to be used to back an Agency Security) as of any date of determination, (a) the Committed Purchase Price if the Eligible Loan is covered by a Purchase Commitment from Fannie Mae or Freddie Mac or the Eligible Loan is to be exchanged for an Agency Security and that Agency Security is covered by a Purchase Commitment from an Investor, or (b) otherwise, the market price for such Eligible Loan or Agency Security, determined by Lender based on market data for similar Mortgage Loans or Agency Securities and such other criteria as Lender deems appropriate in its sole discretion.

“Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States, and any successor corporation or other entity.

“FHA” means the Federal Housing Administration and any successor agency or other entity.

“FICA” means the Federal Insurance Contributions Act and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules and regulations.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“First Mortgage” means a Mortgage that constitutes a first Lien on the real property and improvements described in or covered by that Mortgage.

“First Mortgage Loan” means a Mortgage Loan secured by a First Mortgage.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, a corporation created under the laws of the United States, and any successor corporation or other entity.

“Funding Bank” means Bank One or any other bank designated by Lender as a Funding Bank.

“Funding Bank Agreement” means a letter agreement on the form prescribed by Lender between the Funding Bank and Borrower authorizing Lender’s access to the Operating Account.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public

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Accountants and in statements and pronouncements of the Financial Accounting Standards Board, or in opinions, statements or pronouncements of any other entity approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Ginnie Mae” means the Government National Mortgage Association, an agency of the United States government, and any successor agency or other entity.

“Health Care Facility” means a retirement service center, a board and care facility, an intermediate care facility, a nursing home or a hospital.

“Hedging Arrangements” means, with respect to any Person, any agreements or other arrangements (including interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into to protect that Person against changes in interest rates or the market value of assets.

“HUD” means the Department of Housing and Urban Development, and any successor agency or other entity.

“Indemnified Liabilities” has the meaning set forth in Section 11.2.

“Indemnitees” has the meaning set forth in Section 11.2.

“Interest Rate” means, for any Warehousing Advance, the floating rate of interest specified for that Warehousing Advance in Exhibit H.

“Interim Statement Date” means the date of the most recent unaudited financial statements of Borrower (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) delivered to Lender under the Existing Agreement or this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, Title 26 of the United States Code, and all rules, regulations and interpretations issued under those statutory provisions, as amended, and any subsequent or successor federal income tax law or laws, rules, regulations and interpretations.

“Investment Company Act” means the Investment Company Act of 1940 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Investor” means Fannie Mae, Freddie Mac or a financially responsible private institution that Lender deems acceptable, in its sole discretion, to issue Purchase Commitments with respect to a particular category of Eligible Loans.

“Lender” has the meaning set forth in the first paragraph of this Agreement.

“Leverage Ratio” means the ratio of a Person’s Debt to Tangible Net Worth. For purposes of calculating a Person’s Leverage Ratio, Debt arising under Hedging Arrangements, to the extent of assets arising under those Hedging Arrangements, may be excluded from that Person’s Debt.

“LIBOR” means, for each week, the rate of interest per annum that is equal to the arithmetic mean of the U.S. Dollar London Interbank Offered Rates for 1 month periods of certain U.S. banks as of 11:00 a.m. (London time) on the first Business Day of each week on which the London Interbank market is open, as published by Bloomberg L.P. If those interest rates are not offered or published for any period, then during that period LIBOR means the London Interbank

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Offered Rate for 1 month periods as published in The Wall Street Journal in its regular column entitled “Money Rates” on the first Business Day of each week on which the London Interbank market is open.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of such an agreement and any agreement to give any security interest).

“Liquid Assets” means the following assets owned by a Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) as of any date of determination: (a) unrestricted and unencumbered cash, (b) funds on deposit in accounts with any bank located in the United States (net of the aggregate amount payable under all outstanding and unpaid checks, drafts and similar items drawn by a Person against those accounts), (c) investment grade commercial paper, (d) money market funds, and (e) marketable securities.

“Liquidity Ratio” means the ratio (expressed as a percentage) of a Person’s Liquid Assets to Tangible Net Worth.

“Loan Documents” means this Agreement, the Notes, any agreement of Borrower relating to Subordinated Debt, and each other document, instrument or agreement executed by Borrower in connection with any of those documents, instruments and agreements, as originally executed or as any of the same may be amended, restated, renewed or replaced.

“Loan Package Fee” has the meaning set forth in Section 3.6.

“Loan-to-Value Ratio” means, for any Mortgage Loan, the ratio of (a) the maximum amount that may be borrowed under the Mortgage Loan (whether or not borrowed) at the time of origination, plus the Mortgage Note Amounts of all other Mortgage Loans secured by senior or pari passu Liens on the related Property, to (b) the Appraised Property Value of the related Property.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Miscellaneous Fees and Charges” means the Collateral Operations Fees set forth on Lender’s fee schedule attached as Exhibit I and all miscellaneous disbursements, charges and expenses incurred by or on behalf of Lender for the handling and administration of Warehousing Advances and Collateral, including costs for Uniform Commercial Code, tax lien and judgment searches conducted by Lender, filing fees, charges for wire transfers and check processing charges, charges for security delivery fees, charges for overnight delivery of Collateral to Investors, recording fees, Funding Bank service fees and overdraft charges and Designated Bank Charges. Upon not less than 3 Business Days’ prior Notice to Borrower, Lender may modify the Collateral Operations Fees set forth in Exhibit I to conform to current Lender practices and, as so modified, the revised Exhibit I will become part of this Agreement.

“Mortgage” means a mortgage or deed of trust on real property that is improved and substantially completed.

“Mortgage-backed Securities” means securities that are secured or otherwise backed by Mortgage Loans.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and secured by a Mortgage and, if applicable, a Security Agreement.

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“Mortgage Note” means a promissory note secured by one or more Mortgages and, if applicable, one or more Security Agreements.

“Mortgage Note Amount” means, as of any date of determination, the then outstanding and unpaid principal amount of a Mortgage Note (whether or not an additional amount is available to be drawn under that Mortgage Note).

“Mortgage Pool” means a pool of one or more Pledged Loans on the basis of which a Mortgage-backed Security is to be issued.

“Mortgagor” means with respect to a Mortgage Loan, the Person to whom the Mortgage Loan is made.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which either Borrower or any ERISA Affiliate of Borrower has any obligation with respect to its employees.

“Multifamily Property” means real property that contains or that will contain more than 4 dwelling units.

“Non-Agency Mortgage Loan” has the meaning set forth in Exhibit H.

“Non-Usage Fee” has the meaning set forth in Section 3.4.

“Notes” means the Warehousing Note and the Sublimit Note.

“Notices” has the meaning set forth in Section 11.1.

“Obligations” means all indebtedness, obligations and liabilities of Borrower to Lender and Lender’s Subsidiaries (whether now existing or arising after the date of this Agreement, voluntary or involuntary, joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, or decreased or extinguished and later increased and however created or incurred), including Borrower’s obligations and liabilities to Lender under the Loan Documents and disbursements made by Lender for Borrower’s account.

“Operating Account” means a demand deposit account maintained at the Funding Bank in Borrower’s name and designated for funding that portion of each Eligible Loan not funded by a Warehousing Advance made against that Eligible Loan and for returning any excess payment from an Investor for a Pledged Loan or Pledged Security.

“Overdraft Advance” has the meaning set forth in Section 3.9.

“Parent” means Commercial Capital Bancorp. Inc., a Delaware corporation, the sole shareholder of Borrower.

“Participant” has the meaning set forth in Section 11.8.

“Person” means and includes natural persons, corporations, limited liability companies, limited liability partnerships, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of those governments.

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“Plan” means each employee benefit plan (whether in existence on the date of this Agreement or established after that date), as that term is defined in Section 3 of ERISA, maintained for the benefit of directors, officers or employees of Borrower or any ERISA Affiliate.

“Pledged Assets” means, collectively, Pledged Loans and Pledged Securities.

“Pledged Hedging Accounts” has the meaning set forth in Section 4.1 (g).

“Pledged Hedging Arrangements” has the meaning set forth in Section 4.1 (g).

“Pledged Loans” has the meaning set forth in Section 4.1(b).

“Pledged Securities” has the meaning set forth in Section 4.1(c).

“Prohibited Transaction” has the meanings set forth for such term in Section 4975 of the Internal Revenue Code and Section 406 of ERISA.

“Projected Net Operating Income” means, with respect to any Commercial Property securing a Commercial Mortgage Loan, the following amount (determined for the 12 months following the date of the related Warehousing Advance or any other date of determination):

PNOI = PFOR - VR - NOE,

where “PNOI” means Projected Net Operating Income, “PFOR” means the projected amount of rent that would be paid by tenants of the Commercial Property assuming (a) full occupancy of the Commercial Property and (b) an average rental rate equal to the lower of the actual current average rental rate for the Commercial Property or the current market rental rate for comparable properties, “VR” means the projected amount of PFOR that will not be received as a result of rent concessions with existing tenants and vacancies, assuming a vacancy rate equal to the greater of (x) the actual current vacancy rate for the Commercial Property, (y) the current market vacancy rate for comparable properties and (z) a hypothetical vacancy rate of 5%, and “NOE” means the projected net operating expenses (i.e., total expenses minus interest expense) for the Commercial Property.

“Property” means a Multifamily Property or Health Care Facility or Commercial Property securing a Mortgage Loan.

“Property Debt Service Coverage Ratio” means, for any Commercial Property that secures a Commercial Mortgage Loan or Multifamily Mortgage Loan pledged or to be pledged under this Agreement, the ratio of (a) the Projected Net Operating Income of the Commercial Property to (b) projected interest expense and scheduled payments in respect of the Commercial Mortgage Loan for the 12 months following the date of determination.

“Purchase Commitment” means a written commitment, in form and substance satisfactory to Lender, issued in favor of Borrower by an Investor under which that Investor commits to purchase Mortgage Loans or Mortgage-backed Securities.

“Rating Agency” means any nationally recognized statistical rating organization that in the ordinary course of its business rates Mortgage-backed Securities.

“Release Amount” has the meaning set forth in Section 4.3(f).

“Restriction List” and “Restriction Lists” means each and every list of Persons to whom the Government of the United States prohibits or otherwise restricts the provision of financial

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services. For the purposes of this Agreement, Restriction Lists include the list of Specifically Designated Nationals and Blocked Persons established pursuant to Executive Order 13224 (September 23, 2001) and maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury, current as of the day the Restriction List is used for purposes of comparison in accordance with the requirements of this Agreement.

“Second Mortgage” means a Mortgage that constitutes a second Lien on the real property and improvements described in or covered by that Mortgage.

“Second Mortgage Loan” means a Mortgage Loan secured by a Second Mortgage.

“Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a Mortgage Loan.

“Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, under which that Person has the right to service Mortgage Loans.

“Servicing Portfolio” means, as to any Person, the unpaid principal balance of Mortgage Loans serviced by that Person under Servicing Contracts, minus the principal balance of all Mortgage Loans that are serviced by that Person for others under subservicing arrangements.

“Servicing Portfolio Report” has the meaning set forth in Section 7.3(a).

“Shipped Period” means the maximum number of days specified in Exhibit H during which a Warehousing Advance may remain outstanding against a Pledged Loan that has been sent to (a) an Investor or a custodian for an Investor for examination and purchase under a Purchase Commitment, (b) an Approved Custodian for examination and inclusion in an Eligible Mortgage Pool or (c) a pool custodian for examination and inclusion in a Mortgage Pool.

“Single Purpose Entity” means a corporation, limited liability company, limited liability partnership, or limited partnership the organizational documents of which provide that such Person (a) was formed or organized solely for the purpose of owning or operating the Commercial Property securing a Commercial Mortgage Loan, (b) will not engage in any business other than the ownership, operation and financing of that Commercial Property, (c) will not own any assets other than those related to that Commercial Property and its financing, (d) will not incur any liabilities other than the related Commercial Mortgage Loan and other liabilities permitted under that Commercial Mortgage Loan, (e) will maintain its own books, records and accounts separate and apart from those of any other Person and (f) will hold itself out as being a legal entity separate and distinct from any other Person.

“Statement Date” means the Audited Statement Date or the Interim Statement Date, as applicable.

“Sublimit” means the aggregate amount of Warehousing Advances (expressed as a dollar amount or as a percentage of the Warehousing Commitment Amount) that is permitted to be outstanding at any one time against a specific type of Eligible Loan.

“Sublimit Note” has the meaning set forth in Section 1.3.

“Subordinated Debt” means (a) all indebtedness of Borrower for borrowed money that is effectively subordinated in right of payment to all present and future Obligations either (1) under a Subordination of Debt Agreement on the form prescribed by Lender or (2) otherwise on terms

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acceptable to Lender, and (b) solely for purposes of Section 8.5, all indebtedness of Borrower that is required to be subordinated by Sections 5.1(b) and 7.11.

“Subsidiary” means any corporation, partnership, association or other business entity in which more than 50% of the shares of stock or other ownership interests having voting power for the election of directors, managers, trustees or other Persons performing similar functions is at the time owned or controlled by any Person either directly or indirectly through one or more Subsidiaries of that Person.

“Tangible Net Worth” means the excess of a Person’s (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) total assets over total liabilities as of the date of determination, each determined in accordance with GAAP applied in a manner consistent with the most recent audited financial statements delivered to Lender under the Existing Agreement, plus that portion of Subordinated Debt due more than 6 months after the Warehousing Maturity Date. For purposes of calculating a Person’s Tangible Net Worth, advances or loans to shareholders, directors, officers, employees or Affiliates, investments in Affiliates, assets pledged to secure any liabilities not included in the Debt of that Person, intangible assets, those other assets that would be deemed by HUD to be non-acceptable in calculating adjusted net worth in accordance with its requirements in effect as of that date, as those requirements appear in the “Consolidated Audit Guide for Audits of HUD Programs,” and other assets Lender deems unacceptable, in its sole discretion, must be excluded from that Person’s total assets.

“Third Party Originated Loan” means a Mortgage Loan originated and funded by a third party (other than with funds provided by Borrower at closing to purchase the Mortgage Loan) and subsequently purchased by Borrower.

“Trust Receipt” means a trust receipt in a form approved by and under which Lender may deliver any document relating to the Collateral to Borrower for correction or completion.

“Underwriting Fee” has the meaning set forth in Exhibit I.

“Underwriting Guidelines” means Borrower’s policies and procedures for underwriting Mortgage Loans secured by Multifamily Properties, Health Care Facilities, Commercial Properties, Mobile Home Parks or Seniors Housing as in effect on the date of this Agreement, a copy of which has been provided to and approved by Lender, as the same may be modified from time to time in accordance with this Agreement.

“Unused Portion” has the meaning set forth in Section 3.4.

“Usage Target” has the meaning set forth in Exhibit I.

“Used Portion” has the meaning set forth in Section 3.4.

“Warehouse Period” means, for any Eligible Loan, the maximum number of days a Warehousing Advance against that type of Eligible Loan may remain outstanding as set forth in Exhibit H.

“Warehousing Advance” means a disbursement by Lender under Section 1.1.

“Warehousing Advance Request” has the meaning set forth in Section 2.1.

“Warehousing Collateral Value” means, as of any date of determination, (a) with respect to any Eligible Loan, the lesser of (1) the amount of any Warehousing Advance made, or that could be made, against such Eligible Loan under Exhibit H or (2) an amount equal to the Advance Rate for the applicable type of Eligible Loan multiplied by the Fair Market Value of such Eligible Loan;

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(b) if Eligible Loans have been exchanged for Agency Securities, the lesser of (1) the amount of any Warehousing Advances outstanding against the Eligible Loans backing the Agency Securities or (2) an amount equal to the Advance Rates for the applicable types of Eligible Loans backing the Agency Securities multiplied by the Fair Market Value of the Agency Securities; and (c) with respect to cash, the amount of the cash.

“Warehousing Commitment” means the obligation of Lender to make Warehousing Advances to Borrower under Section 1.1.

“Warehousing Commitment Amount” means $60,000,000.

“Warehousing Maturity Date” has the meaning set forth in Section 1.2.

“Warehousing Note” has the meaning set forth in Section 1.3.

“Wire Disbursement Account” means a demand deposit account maintained at the Funding Bank in Lender’s name for clearing wire transfers requested by Borrower to fund Warehousing Advances.

12.2.	Other Definitional Provisions; Terms of Construction

12.2 (a)	Accounting terms not otherwise defined in this Agreement have the meanings given to those terms under GAAP.

12.2 (b)	Defined terms may be used in the singular or the plural, as the context requires.

12.2 (c)	All references to time of day mean the then applicable time in Chicago, Illinois, unless otherwise expressly provided.

12.2 (d)	References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

12.2 (e)	The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

12.2 (f)	Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.”

12.2 (g)	All incorporations by reference of provisions from other agreements are incorporated as if such provisions were fully set forth into this Agreement, and include all necessary definitions and related provisions from those other agreements. All provisions from other agreements incorporated into this Agreement by reference survive any termination of those other agreements until the Obligations of Borrower under this Agreement and the Notes are irrevocably paid in full and the Warehousing Commitment is terminated.

12.2 (h)	All references to the Uniform Commercial Code shall be deemed to be references to the Uniform Commercial Code in effect on the date of this Agreement in the applicable jurisdiction.

12.2 (i)	Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months.

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End of Article 12

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